EXHIBIT 99.1

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(847) 279-6162

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SUPREME COURT OF THE STATE OF DELAWARE RULES AGAINST AKORN, NEW CEO SEARCH UNDERWAY

LAKE FOREST, Ill., December 7, 2018 – Akorn, Inc. (NASDAQ: AKRX), today said it will move forward and rebuild shareholder value as an independent company following the disappointing decision from the Supreme Court of the State of Delaware upholding the lower court’s decision to allow Fresenius Kabi AG to terminate the April 2017 merger agreement.

With the litigation process concluded, Akorn’s Board of Directors announced that it is engaged in a formal search for a new chief executive officer to lead the company into its next phase. Current CEO Raj Rai has decided to retire and will assist the board to ensure a smooth transition and remain in his role until the hiring date of the new chief executive.

“We recognize that this has been an extended period of uncertainty for Akorn’s customers, employees and investors and the Board is committed to ensuring the company’s stability and long-term growth,” said Board Chairman Alan Weinstein. “While there is work to do, Akorn’s future remains bright thanks to its manufacturing, quality and generics expertise and is not dependent upon a consummated transaction with Fresenius. We thank Raj for his years of service with Akorn and his success in building the company into a leading organization in a highly competitive industry.”

Akorn added that despite misleading allegations made during the litigation process to damage its reputation among various stakeholders, Akorn has received several new Abbreviated New Drug Application approvals from the Food and Drug Administration.

The company also continues to have strong customer relationships and engaged employees who are dedicated to its success.

Additional updates will be provided as available.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes statements that may constitute "forward looking statements", including expectations to rebuild shareholder value, improve processes in response to regulatory requirements, reduce operating costs, and other statements regarding Akorn's goals and strategy. When used in this document, the words “anticipate,” "plan," "will," "continue," “believe,” “estimate,” “intend,” “believe,” “anticipate,” “could,” and “expect” and similar expressions are generally intended to identify forward-looking statements. These statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A number of important factors could cause actual results of Akorn and its subsidiaries to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to: (i) the effect of the court’s decision on Akorn’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally, (ii) the risk that ongoing or future litigation related to the court’s decision may result in significant costs of defense, indemnification and/or liability, (iii) the outcome of the investigation conducted by Akorn with the assistance of outside consultants, into alleged breaches of FDA data integrity requirements relating to product development at Akorn and any actions taken by Akorn, third parties or the FDA as a result of such investigations, (iv) the difficulty of predicting the timing or outcome of product development efforts, including FDA and other regulatory agency approvals and actions, if any, (v) the timing and success of product launches, (vi) difficulties or delays in manufacturing, and (vii) such other risks and uncertainties outlined in the risk factors detailed in Part I, Item 1A, “Risk Factors,” of Akorn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (as filed with the Securities and Exchange Commission (“SEC”) on February 28, 2018) and in Part II, Item 1A, “Risk Factors,” of Akorn’s Quarterly Reports on Form 10-Q for the periods ended March 31, June 30, and September 2018 (as filed with the SEC on May 2, August 1, and November 6, 2018), and other risk factors identified from time to time in our filings with the SEC. Readers should carefully review these risk factors, and should not place undue reliance on our forward-looking statements. These forward-looking statements are based on information, plans and estimates at the date of this report. Akorn undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

About Akorn

Akorn, Inc. is a specialty generic pharmaceutical company engaged in the development, manufacture and marketing of multisource and branded pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois; Somerset, New Jersey; Amityville, New York; Hettlingen, Switzerland and Paonta Sahib, India that manufacture ophthalmic, injectable and specialty sterile and non-sterile pharmaceuticals. Additional information is available on Akorn’s website at www.akorn.com.